Exhibit 5.1

599 Lexington Avenue

New York, NY 10022-6069

+1.212.848.4000

July 22, 2022

Intercontinental Exchange, Inc.

5660 New Northside Drive NW, 3rd Floor

Atlanta, GA 30328

Intercontinental Exchange, Inc.

Ladies and Gentlemen:

We have acted as counsel to Intercontinental Exchange, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 23,709,783 shares of common stock, par value $0.01 per share (the “Shares”), of the Company pursuant to an Agreement and Plan of Merger, dated as of May 4, 2022 (the “Merger Agreement”), by and among the Company, Black Knight, Inc., a Delaware corporation, and Sand Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company.

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents (the “Documents”):

a)	The Fifth Amended and Restated Certificate of Incorporation and the Eighth Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof.

b)	The resolutions of the Board of Directors of the Company, adopted on May 4, 2022, relating to the Merger Agreement, the filing of the Registration Statement and the issuance of the Shares.

c)	The Merger Agreement.

d)	The Registration Statement.

e)

Such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Documents, we have assumed:

a)	The genuineness of all signatures.

b)	The authenticity of the originals of the documents submitted to us.

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July 22, 2022

c)	The conformity to authentic originals of any documents submitted to us as copies.

d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

e)	The legal capacity of all individuals executing any of the foregoing documents.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, when the Registration Statement relating to the Shares has become effective under the Securities Act and the Shares have been issued and delivered by the Company in accordance with the terms of the Merger Agreement and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name therein and in the prospectus included in the Registration Statement under the caption “Legal Opinions.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP